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                                                                    Exhibit 99.2


                                VOTING AGREEMENT


     THIS VOTING AGREEMENT (this "Agreement") is entered into as of September 12, 2000 by and among Tallard Infologix, N.V., a Netherland corporation ("Tallard"), and Maida Vale Limited, a British Virgin Islands company ("Maida Vale" and together with Tallard, the "MVT"), and Datamatics Technologies, Ltd., an Indian corporation (the "Datamatics").

                                    RECITALS

     WHEREAS, this Agreement is being entered into to induce the parties to enter into the Stock Purchase Agreement, dated as of September 12, 2000, by and among Tallard, Maida Vale and Datamatics (the "Stock Purchase Agreement"); and

     WHEREAS, MVT and Datamatics desire to provide for the voting of their respective shares of common stock, no par value per share, of Saztec International, Inc. (the "Company") pursuant to this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, and intending to be legally bound hereby, the parties hereto hereby agree, as of the Effective Time (as defined below), as follows:

     1. Voting.

         1.1 Agreement to Vote.


              (a) MVT Shares. Until the second anniversary of the date hereof, each of Tallard and Maida Vale hereby irrevocably agrees to hold all shares of voting capital stock of the Company now owned or hereafter acquired by it, registered in its name or benefically owned by it as of the date hereof (and any and all other securities of the Company legally or beneficially acquired by it after the date hereof) (collectively, the "MVT Voting Shares") subject to, and to vote the MVT Voting Shares in accordance with, the provisions of this Agreement.

              (b) Purchaser Shares. Until the second anniversary of the date hereof, Datamatics hereby agrees to hold all shares of voting capital stock of the Company now owned or hereafter acquired by it, registered in its name or beneficially owned by it as of the date hereof (and any and all other securities of the Company legally or beneficially acquired by it after the date hereof) (collectively, the "Datamatics Shares") subject to, and to vote the Datamatics Shares in accordance with, the provisions of this Agreement.

         1.2 Election of Directors. Until the second anniversary of the date hereof, on all matters relating to the election of directors of the Company, MVT and Datamatics shall vote all MVT Voting Shares and Datamatics Shares held by them (or the holders thereof shall consent pursuant to an action by written consent of shareholders) so as to elect members of the Company's Board of Directors as follows:

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              (a) one (1) individual nominated by MVT, so long as MVT owns in the aggregate at least fifty percent (50%) of the Sellers Shares (as defined in the Stock Purchase Agreement);

              (b) subject to (a) above, the individuals nominated by Datamatics, so long as Datamatics owns at least fifty percent (50%) of the Shares (as defined in the Stock Purchase Agreement.

All of the above designees shall hold office, subject to their earlier removal in accordance with the following sentence, in accordance with the Bylaws of the Company and applicable corporate law, until their respective successors shall have been elected and shall have qualified. In any vote taken to remove any director (with or without cause) elected pursuant to this Section 1.2, or to fill any vacancy created by the resignation or removal of a director elected pursuant to this Section 1.2, MVT and Datamatics shall vote all MVT Voting Shares and Datamatics Shares held by them in accordance with the instructions provided by the party or parties entitled to nominate such director in accordance with the provisions of this Section 1.2.

         1.3 Fundamental Transactions. Until the second anniversary of the date hereof, MVT shall vote all the MVT Voting Shares (or shall consent pursuant to an action by written consent of shareholders) so as to approve or disapprove the following matters of the Company (each a "Fundamental Transaction") in accordance with the instructions provided by Datamatics:

               (a) the sale of all or substantially all of the assets of the Company;

               (b) the acquisition of the Company by another corporation or entity by consolidation, merger or other reorganization in which the holders of the Company's outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the corporation or other entity surviving such transaction, or any other consolidation, merger or other reorganization involving the Company;

               (c) the liquidation, dissolution, winding-up or similar transaction of the Company;

               (d) the amendment or proposed amendment of the articles of incorporation or bylaws of the Company, provided that such amendment or proposed amendment does not adversely affect the powers, preferences or rights of either Seller as a shareholder of the Company;

               (e) the reincorporation of the Company in a jurisdiction other than California; and

               (f) any matter relating to the Company's European operations.

In the event of a Fundamental Transaction, Datamatics shall deliver to each of Tallard and Maida Vale a written notice, not less than five (5) days prior to the vote for approval of such Fundamental Transaction, describing the Fundamental Transaction and the instruction as to whether MVT should vote the MVT Voting Shares to approve such Fundamental Transaction.

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         1.4 Compliance with Laws. Notwithstanding any provision in this
Agreement, neither MVT nor Datamatics shall be bound by the terms and conditions of this Section 1 if such compliance would result in a breach of this Agreement or a violation of any applicable federal or state laws by either MVT or Datamatics.

     2. Further Assurances. Each party agrees that it will execute and deliver all such additional documents, instruments and certificates, and take all such other actions, as any other party hereto may from time to time reasonably request in order to further carry out the transactions and agreements described herein.

     3. Arbitration. In the event that there shall be any dispute arising out of or in any way relating to this Agreement, the contemplated transactions, or the subject matter of any of the same, the parties covenant and agree as follows:

         3.1 The parties shall first use their reasonable best efforts to resolve such dispute among themselves, with or without mediation.

         3.2 If the parties are unable to resolve such dispute among themselves, such dispute shall be submitted to binding arbitration in Washington, D.C., under the auspices of, and pursuant to the rules of, the American Arbitration Association's Commercial Arbitration Rules as then in effect, or such other procedures as the parties may agree to at the time, before a tribunal of three
(3) arbitrators, one (1) of which shall be selected by MVT, one (1) of which shall be selected by Datamatics, and the third of which shall be selected by the two (2) arbitrators so selected. Any award issued as a result of such arbitration shall be final and binding between the parties, and shall be enforceable by any court having jurisdiction over the party against whom enforcement is sought. A ruling by the arbitrators shall be non-appealable. The parties agree to abide by and perform any award rendered by the arbitrators. If either MVT or Datamatics seek enforcement of the terms of this Agreement or seeks enforcement of any award rendered by the arbitrators, then the prevailing party (designated by the arbitrators) to such proceeding(s) shall be entitled to recover its costs and expenses from the non-prevailing party, in addition to any other relief to which it may be entitled. If a dispute arises and one party fails or refuses to designate an arbitrator within thirty (30) days after receipt of a written notice that an arbitration proceeding is to be held, then the dispute shall be resolved solely by the arbitrator designated by the other party and such arbitration award shall be as binding as if three arbitrators had participated in the arbitration proceeding. Either MVT or Datamatics may cause an arbitration proceeding to commence by giving the other party notice in writing of such arbitration. The parties covenant and agree to act as expeditiously as practicable in order to resolve all disputes by arbitration. Notwithstanding anything in this Section 3 to the contrary, neither MVT nor Datamatics shall be precluded from seeking court action in the event the action sought is either injunctive action, a restraining order or other equitable relief. The arbitration proceeding shall be held in English.

         3.3 Legal process in any action or proceeding referred to in the preceding section may be served on any party anywhere in the world.

         3.4 Except as expressly provided herein and except for injunctions and other equitable remedies that are required in order to enforce this Agreement, no action may be brought in any court of law and EACH OF THE PARTIES WAIVES ANY RIGHTS THAT IT MAY HAVE TO BRING A CAUSE OF ACTION IN ANY COURT OR IN ANY


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PROCEEDING INVOLVING A JURY TO THE MAXIMUM EXTENT PERMITTED BY LAW. Each party acknowledges that it has been represented by legal counsel of its own choosing and has been advised of the intent, scope and effect of this Section 3 and has voluntarily entered into this Agreement and this Section 3.

     4. Governing Law. This Agreement shall be governed in all respects by the laws of the Commonwealth of Pennsylvania, without regard to the conflicts of laws principals of any jurisdiction; provided that if the Company ever becomes incorporated under the laws of the State of Delaware, then the laws of such state thereafter shall govern this Agreement without regard to the conflicts of laws principals of any jurisdiction.

     5. Successors and Assigns. This Agreement shall not be assignable by any party hereto without prior written consent of the other parties; provided, however, any party hereto may assign this Agreement to an affiliate without the other party's prior written consent. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

     6. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein.

     7. Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     8. Amendment and Waiver.


         8.1 This Agreement may be amended or modified only upon the written consent of MVT and Datamatics.

         8.2 The obligations of MVT and the rights of Datamatics under this Agreement may be waived only with the written consent of the Datamatics.

         8.3 The obligations of Datamatcis and the rights of the MVT under this Agreement may be waived only with the written consent of the MVT.

     9. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach, default or noncompliance under this Agreement or any waiver on such party's part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

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     10. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, and if not, then on the next business day; or (c) two (2) business days after deposit with an internationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to MVT and Datamatics at the addresses as set forth on the signature page hereof or at such other address as MVT or Datamatics may designate by ten (10) days advance written notice to the other parties hereto

     11. Expenses. Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of the Agreement.

     12. Titles and Subtitles. The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

     13. Counterparts. This Agreement may be executed in any number of counterparts, including by facsimile signature, each of which shall be an original, but all of which together shall constitute one instrument.

     14. Effectiveness. This Agreement shall become effective as of the closing of the transaction contemplated by the Stock Purchase Agreement (the "Effective Time"), and only if such closing actually occurs.



                            [Signature Page Follows]


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                  IN WITNESS WHEREOF, the parties hereto have executed this
Voting Agreement as of the date set forth in the first paragraph hereof.

MVT:                                            DATAMATICS:

TALLARD INFOLOGIX, N.V.                         DATAMATICS TECHNOLOGIES, LTD.


By: /s/ Jan Lindhout                            By:  /s/  L.S. Kanodia
    ----------------                                 -----------------
Name: Jan Lindhout                              Name: Dr. L.S. Kanodia
Title: Director                                 Title:  Chairman
Address: Enschede, Holland                      Address:  Mumbai-400, India

MAIDA VALE LIMITED


By: DERARD LIMITED
    ------------------
Its: Director

By: /s/ Barbara Richardson
    ----------------------
Name:  Barbara Richardson
Title: Director
Address: St. Helier